UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2017 and amended and restated on April 10, 2018, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into asset assignment and license agreements (the “License Agreements”) with its previously wholly owned subsidiary, Surface Pharmaceuticals, Inc. (“Surface”).

Pursuant to the terms of the License Agreements, Surface was assigned and licensed certain intellectual property and related rights from the Company to develop, formulate, make, sell, and sub-license certain Company ophthalmic formulations (collectively, the “Products”). Under the terms of the License Agreements, Surface is required to make royalty payments to the Company of four to six percent (4 - 6%) of net sales of the Products while any patent rights remain outstanding, as well as other conditions. In addition, Surface is required to make certain milestone payments to the Company including: (i) an initial payment of $50,000 upon initial patent issuances for each Product.

Item 8.01	Other Information

On May 11, 2018, Surface entered into a definitive stock purchase agreement with an investor for the purchase of Surface’s Series A Preferred Stock (the “Series A Stock”), totaling up to approximately twenty million dollars ($20,000,000) of proceeds (collectively the “Series A Round”). Surface closed on initial proceeds of approximately fifteen million dollars ($15,000,000), with a second closing of up to approximately five million dollars ($5,000,000) expected to occur within the next ninety (90) days. The Series A Stock (i) was issued at a purchase price of $3.30 per share; (ii) will vote together with the common stock and all other shares of stock of Surface having general voting power; (iii) will be entitled to the number of votes equal to the number of shares of preferred stock held; (iv) will hold liquidation preference over all other equity interests in Surface; and (v) will have mandatory conversion requirements into Surface common stock upon events including an underwritten initial public offering of Surface common stock or similar transaction.

The Company owns three million five hundred thousand (3,500,000) shares of Surface common stock, which will be approximately 30% of the equity and voting interests of Surface following the close of the Series A Round, assuming twenty million dollars ($20,000,000) is funded. Following the close of the Series A Round, the Company will be reimbursed for cash advances on certain Surface related expenses totaling more than one hundred thousand dollars ($100,000).

The Company’s Chief Executive Officer, Mark L. Baum, and a member of its board of directors, Dr. Richard Lindstrom, are directors of Surface. In addition, the Company’s Chief Financial Officer, Andrew R. Boll, was a director of Surface and resigned as a director of Surface concurrent with the closing of the Series A Round. Several employees of the Company (including Mr. Baum, Dr. Lindstrom and Mr. Boll) have entered into consulting agreements with Surface. Surface is required to make royalty payments to Dr. Lindstrom of three percent (3%) of net sales of certain Products while certain patent rights remain outstanding. Dr. Lindstrom is also a principal of Flying L Partners, an affiliate of the funding investor.

The foregoing is only a brief description of the License Agreements does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the document, which is filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Asset Purchase and License Agreement dated September 28, 2017 between Imprimis Pharmaceuticals, Inc. and Surface Pharmaceuticals, Inc.

10.2	Amend and Restated Asset Purchase and License Agreement dated April 10, 2018 between Imprimis Pharmaceuticals, Inc. and Surface Pharmaceuticals, Inc.

99.1	Press Release issued by Imprimis Pharmaceuticals, Inc. on May 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: May 15, 2018	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer